UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

J. Alexander’s Corporation
(Exact name of registrant as specified in its charter)

Tennessee	62-0854056
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee	37202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock (par value $.05 per share) with	The NASDAQ Stock Market LLC
associated Series A Junior Preferred Stock
Purchase Rights

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

The description of the Company’s Common Stock with associated Series A Junior Preferred Stock Purchase Rights registered hereunder is contained under the caption “Item 1. Description of Registrant’s Securities to be Registered,” of the Form 8-A/A filed by the Company with the Securities and Exchange Commission on May 27, 2008 and is incorporated herein by reference.  Such description is amended to reflect the amendment to the Rights Agreement effective April 28, 2009.  The amendment extended the term of the Rights Agreement by approximately three years by changing the definition of “Final Expiration Date” contained in Section 7(a) to “May 31, 2012”.  The Rights expire at the close of business on May 31, 2012 unless earlier redeemed by the Company.  The amendment also revised the definition of “Acquiring Person” to no longer exclude Solidus Company, L.P. and its affiliates (“Solidus”) from such definition.

On January 15, 2009, the Amended and Restated Standstill Agreement between the Company and Solidus, described in the Company’s Form 8-A/A expired pursuant to its terms.

Item 2.  Exhibits

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

J. ALEXANDER’S CORPORATION
	By:	/s/ R. Gregory Lewis
	Name:	R. Gregory Lewis
Date: April 29, 2009	Its:	Chief Financial Officer, Vice President of Finance and Secretary